Exhibit 23
The Board of Directors
DUKE REALTY INVESTMENTS, INC.:


We consent to incorporation by reference in the registration statements (No. 33-64567, No. 33-64659, No. 33-61361 and No.
333-04695) on Form S-3 and No. 33-55727 on Form S-8 of Duke Realty Investments, Inc. of our report dated January 29, 1997, relating to the consolidated balance sheets of Duke Realty Investments, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Duke Realty Investments, Inc.


/s/   KPMG Peat Marwick, LLP
Indianapolis, Indiana
March 12, 1997